Mueller Industries, Inc. Reports Fiscal 2025 Fourth Quarter and Full Year Results

COLLIERVILLE, Tenn., February 3, 2026 -- Mueller Industries, Inc. (NYSE: MLI) today reported fourth quarter and full year results for 2025.

For the Fourth Quarter 2025 versus Fourth Quarter 2024:
•Net sales:            $962.4 million vs. $923.5 million, up 4.2%.
•Operating income:        $172.0 million vs. $170.3 million, up 1.0%.
•Net income:            $153.7 million vs. $137.7 million, up 11.6%.
•Diluted EPS:            $1.38 vs. $1.21, up 14.0%.

For the Full Year 2025 versus the Full Year 2024:
•Net sales:            $4.2 billion vs. $3.8 billion, up 10.5%.
•Operating income:        $958.5 million vs. $770.4 million, up 24.4%.
•Net income:            $765.2 million vs. $604.9 million, up 26.5%.
•Diluted EPS:            $6.86 vs. $5.31, up 29.2%.

Financial and Operating Commentary for the Fourth Quarter of 2025:
•COMEX copper averaged $5.13 per pound during the quarter, 22% higher than the prior year period.
•Net sales increased by $38.9 million. The increase was attributable to higher net selling prices due to rising raw material costs, but offset by lower unit volumes, primarily in our core copper and brass products.
•Gross margin was impacted by an $18.2 million unrealized loss recorded on open hedge contracts, which resulted from the rapid rise in copper prices during the last two weeks of the quarter.
•The Company generated $141.2 million of cash from operations during the fourth quarter.
•Year-end cash and short-term investments totaled $1.39 billion, and our current ratio is 5.9 to 1.

Regarding the results, Greg Christopher, Mueller’s CEO said, “Our fourth quarter capped a year in which every quarter marked an improvement over the prior year period. Those results culminated in the highest annual operating and net income in our Company’s history, a particularly noteworthy achievement given that market conditions worsened compared to 2024, not to mention the disruption and costs that tariffs imposed on several of our businesses.”
He added, “We remain excited about our Company’s future. Although we do not expect market conditions to abruptly rebound in 2026, we nonetheless anticipate considerable improvements as the year progresses. This past year, we completed several operational improvement initiatives that will deliver financial benefits in 2026. We have absorbed the impact of changes in tariff and trade policies, and will continue to adapt as such policies evolve. Moreover, we continue to have opportunities to invest in and improve each of our business platforms. We have a strong balance sheet, no debt and the necessary capital not only to support these priorities, but also to pursue strategic acquisition opportunities when they arise.”

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; energy transmission; medical; aerospace and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Year Ended
(In thousands, except per share data)	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024

Net sales	$962,385	$923,536	$4,178,547	$3,768,766

Cost of goods sold	714,556	668,166	2,966,083	2,724,328
Depreciation and amortization	16,926	22,236	68,561	53,133
Selling, general, and administrative expense	56,413	64,703	248,651	226,696
Loss (gain) on disposal of assets, net	776	(1,827)	(25,878)	(5,780)
Impairment charges	1,717	—	3,735	—
Gain on insurance proceeds	—	—	(41,147)	—

Operating income	171,997	170,258	958,542	770,389

Interest expense	(60)	(75)	(108)	(410)
Interest income	12,123	10,695	41,068	53,468
Realized and unrealized gains on short-term investments	12,622	385	18,547	914
Gain on extinguishment of NMTC liability	—	1,265	—	1,265
Environmental expense	(847)	(542)	(2,151)	(2,218)
Pension plan termination expense	—	—	(4,830)	—
Other income (expense), net	413	(3,774)	1,294	(2,946)

Income before income taxes	196,248	178,212	1,012,362	820,462

Income tax expense	(43,115)	(45,670)	(247,351)	(205,076)
Income from unconsolidated affiliates, net of foreign tax	2,439	8,061	8,579	2,156

Consolidated net income	155,572	140,603	773,590	617,542

Net income attributable to noncontrolling interests	(1,860)	(2,951)	(8,399)	(12,663)

Net income attributable to Mueller Industries, Inc.	$153,712	$137,652	$765,191	$604,879

Weighted average shares for basic earnings per share	109,302	111,545	109,475	111,385
Effect of dilutive stock-based awards	1,721	2,415	2,017	2,580

Adjusted weighted average shares for diluted earnings per share	111,023	113,960	111,492	113,965

Basic earnings per share	$1.41	$1.23	$6.99	$5.43

Diluted earnings per share	$1.38	$1.21	$6.86	$5.31

Dividends per share	$0.25	$0.20	$1.00	$0.80

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME, CONTINUED
(Unaudited)

	For the Quarter Ended		For the Year Ended
(In thousands)	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024

Summary Segment Data:

Net sales:
Piping Systems Segment	$607,165	$592,834	$2,708,727	$2,514,096
Industrial Metals Segment	252,179	229,017	1,023,629	818,439
Climate Segment	110,642	112,622	497,929	488,446
Elimination of intersegment sales	(7,601)	(10,937)	(51,738)	(52,215)

Net sales	$962,385	$923,536	$4,178,547	$3,768,766

Operating income:
Piping Systems Segment	$147,697	$148,912	$772,316	$617,451
Industrial Metals Segment	13,426	14,399	105,048	92,560
Climate Segment	27,901	33,718	145,053	146,054
Unallocated expenses	(17,027)	(26,771)	(63,875)	(85,676)

Operating income	$171,997	$170,258	$958,542	$770,389

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	December 27, 2025	December 28, 2024
ASSETS
Cash and cash equivalents	$1,367,003	$1,037,229
Short-term investments	22,733	21,874
Accounts receivable, net	475,566	450,113
Inventories	510,463	462,279
Other current assets	69,980	40,734

Total current assets	2,445,745	2,012,229

Property, plant, and equipment, net	536,466	515,131
Operating lease right-of-use assets	27,211	32,702
Other assets	723,607	730,844

	$3,733,029	$3,290,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$—	$1,094
Accounts payable	180,577	173,743
Current portion of operating lease liabilities	8,520	8,117
Other current liabilities	224,037	215,033

Total current liabilities	413,134	397,987

Pension and postretirement liabilities	8,393	11,199
Environmental reserves	15,684	15,423
Deferred income taxes	31,640	25,742
Noncurrent operating lease liabilities	18,970	24,547
Other noncurrent liabilities	9,302	11,600

Total liabilities	497,123	486,498

Total Mueller Industries, Inc. stockholders’ equity	3,209,966	2,773,165
Noncontrolling interests	25,940	31,243

Total equity	3,235,906	2,804,408

	$3,733,029	$3,290,906

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended
(In thousands)	December 27, 2025	December 28, 2024

Cash flows from operating activities
Consolidated net income	$773,590	$617,542
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	68,561	53,376
Stock-based compensation expense	26,764	26,787
Provision for doubtful accounts receivable	143	1,147
Income from unconsolidated affiliates	(8,579)	(2,156)
Dividends from unconsolidated affiliates	6,824	4,769
Unrealized gains on short-term investments	(1,852)	(549)
Gain on disposals of assets, net	(25,878)	(5,780)
Insurance proceeds - noncapital related	15,469	18,900
Gain on sale of securities	(16,695)	(365)
Gain on insurance proceeds	(41,147)	—
Impairment charges	3,735	—
Gain on extinguishment of NMTC liability	—	(1,265)
Deferred income tax expense (benefit)	6,565	(867)
Change in fair value of contingent consideration	(4,636)	—
Changes in assets and liabilities, net of effects of businesses acquired:
Receivables	(19,093)	(56,565)
Inventories	(40,428)	(32,768)
Other assets	(16,377)	(1,046)
Current liabilities	35,078	24,360
Other liabilities	(5,363)	(1,145)
Other, net	(1,237)	1,533

Net cash provided by operating activities	$755,444	$645,908

Cash flows from investing activities
Proceeds from sale of assets, net of cash transferred	$38,508	$12,005
Purchase of short-term investments	(70,748)	(21,325)
Purchase of long-term investments	(781)	(6,785)
Proceeds from the sale of securities	88,436	98,465
Acquisition of businesses, net of cash acquired	—	(602,692)
Capital expenditures	(68,805)	(80,203)
Insurance proceeds - capital related	4,531	6,100
Payment received for (issuance of) notes receivable with unconsolidated affiliates	1,250	(3,800)
Investment received from noncontrolling interests	600	—
Investments in unconsolidated affiliates	(17,902)	(8,700)

Net cash used in investing activities	$(24,911)	$(606,935)

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
(Unaudited)

	For the Year Ended
(In thousands)	December 27, 2025	December 28, 2024

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	$(109,050)	$(89,107)
Dividends paid to noncontrolling interests	(12,240)	—
Repayments of long-term debt	(185)	(222)
Issuance of debt by consolidated joint ventures, net	—	397
Repurchase of common stock	(243,615)	(48,681)
Net cash used to settle stock-based awards	(29,528)	(22,865)

Net cash used in financing activities	$(394,618)	$(160,478)

Effect of exchange rate changes on cash	10,347	(13,823)

Increase (decrease) in cash, cash equivalents, and restricted cash	346,262	(135,328)
Cash, cash equivalents, and restricted cash at the beginning of the year	1,038,895	1,174,223

Cash, cash equivalents, and restricted cash at the end of the year	$1,385,157	$1,038,895